Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 dated April 16, 2010 of our report dated August 14, 2009, relating to the consolidated financial statements of National Rural Utilities Cooperative Finance Corporation and subsidiaries appearing in the Annual Report on Form 10-K of National Rural Utilities Cooperative Finance Corporation and subsidiaries for the year ended May 31, 2009, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

McLean, Virginia
April 16, 2010